Exhibit 99.1

Uintah Mountain Copper Company Agrees to Merge with Voxpath Networks, Inc.

Austin, Texas - August 24, 2005: Voxpath Networks, Inc. a technology leader in the hosted broadband business communications industry, ("Voxpath") and Uintah Mountain Copper Company, (OTCBB: UITH.OB) ("Uintah"), today announced they have signed a definitive agreement pursuant to which Uintah will acquire Voxpath in a stock-for-stock transaction. After completion of the merger, the combined company will be named Voxpath Holdings, Inc. and have approximately 12.7 million fully diluted shares outstanding.

Voxpath Networks is a technology leader in the hosted broadband business communications industry, enabling broadband service providers to offer and deploy pre-integrated, business-class telephone solutions to small and medium-sized businesses (SMBs) over their existing broadband data network. Voxpath's suite of hardware and software applications allow broadband providers to cost effectively offer SMBs a phone solution that exceeds all the capabilities of a traditional business phone system (such as a Private Branch Exchange - PBX, Key Telephone System - KTS and Centrex) and eliminates the need for customer premise equipment and costly ongoing maintenance fees.

Voxpath Networks targets broadband service providers (BSPs) interested in offering a complete business-class telephone solution to their customers and gaining access to new revenue streams, with little or no new capital investments required. BSPs deliver the Voxpath solution to small, medium and geographically dispersed businesses that seek a simpler, more flexible, scalable business telephone system that is easy to manage and affordable. With the Voxpath solution, SMBs gain a substantial savings in monthly operational expenditures and realize a significant reduction in capital while BSPs immediately add a high-margin, new revenue generating service to their portfolio. The Voxpath solution stands alone in the market for superior price and performance benefits to both end customers and broadband service partners.

Safe Harbor Statement

Certain statements in this press release that are not historical but are forward looking are subject to known and unknown risks and uncertainties, which may cause Voxpath 's actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, Voxpath's need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results due to the timing of orders and our capacity to fulfill them, introduction of new services, commercial acceptance and viability of new services, cancellations of orders without penalties, pricing and competition, reliance upon subcontractors, the ability of Voxpath's customers to finance their purchases of Voxpath's services, the timing of new technology and product introductions, and the risk of early obsolescence. Further, Voxpath is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond Voxpath's control such as announcements by competitors and service providers.

Contact:

Company Contact: Ken Divakar, Chief Financial Officer,Voxpath Networks, Inc.
(512) 401-8200 or kdivakar@voxpath.com